Exhibit 99.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (“Amendment”) is made effective as of the 7th day of December 2007, by and between Hollis-Eden Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Richard B. Hollis (the “Executive”).

RECITALS:

WHEREAS, the Company and the Executive have previously entered into an employment agreement effective November 1, 1996 (the “Employment Agreement”);

WHEREAS, Section 13 of the Employment Agreement provides that it may be amended or modified by a written agreement signed by the Executive and the Company; and

WHEREAS, the parties wish to amend the Employment Agreement in order to revise certain provisions to comply with the final treasury regulations recently adopted by the Internal Revenue Service under Section 409A of the Internal Revenue Code.

NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1. By amending and restating Section 5 of the Employment Agreement in its entirety to read as follows:

“5. TERMINATION BY EXECUTIVE. Executive may terminate Executive’s employment with the Company (a) for Sufficient Reason (as defined below in Section 5.1); or (b) without Sufficient Reason.”

2. By amending and restating Section 5.1.1 of the Employment Agreement in its entirety to read as follows:

“5.1.1 The occurrence of a Change in Control of the Company (as defined below in Section 6.5), provided that (x) such Change in Control constitutes a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company as described in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and Executive terminates his employment within the ninety- (90-) day period following such event;”

3. By amending and restating Section 5.1.4 of the Employment Agreement in its entirety to read as follows:

“5.1.4 The material reduction by the Company in Executive’s base salary or as the same may be increased from time to time under the terms of this Agreement, except for across-the-board salary reductions approved by 66-2/3% of the Board similarly affecting all management personnel of the Company; provided, however, that in no event shall Executive’s base salary be reduced to an amount equal to less than 75% of the highest base salary at any time in effect during Executive’s employment hereunder.”

4. By inserting the following new Section 5.2 immediately after Section 5.1.4 of the Employment Agreement:

“5.2 To be eligible for to receive benefits specified in Section 6, with respect to the events described in Sections 5.1.2, 5.1.3 and 5.1.4 (i) Executive must provide written notice to the Company of the condition giving rise to a termination for “Sufficient Reason” within ninety (90) days after the initial existence of such condition (except that, for an event described in Section 5.1.2, the notice period shall be ten (10) days); (ii) the Company must not have cured such condition within thirty (30) days following receipt of Executive’s written notice or it must have stated unequivocally in writing that it does not intend to attempt to cure such condition; and (iii) Executive resigns from employment within twelve (12) months following the end of the period within which the Company was entitled to remedy the condition constituting “Sufficient Reason” but failed to do so.”

5. By amending and restating Section 6.4 of the Employment Agreement in its entirety to read as follows:

“6.4 WITHOUT CAUSE, SUFFICIENT REASON. If (a) Executive shall terminate Executive’s employment with the Company or the New Company (as defined in Section 6.5 of this Agreement) for Sufficient Reason under Section 5.1 of this Agreement; or (b) the Company shall terminate Executive’s employment Without Cause, then upon Executive’s furnishing to the Company (or the New Company, as the case may be) an executed waiver and release of claims (a form of which is attached hereto as Exhibit A) within the time period set forth therein (but in no event later than forty-five (45) days after Executive’s termination), Executive shall be entitled to the following:”

6. By amending and restating Section 6.5.3 of the Employment Agreement in its entirety to read as follows:

“6.5.3 If within three hundred sixty-five (365) days following the occurrence of a Change in Control, Executive’s employment with the New Company is terminated by the New Company for any reason whatsoever other than as specified in Section 4.3, upon Executive’s furnishing to the New Company an executed waiver and release of claims (Exhibit A) within the time period set forth therein (but in no event later than forty-five (45) days after Executive’s termination), Executive shall be entitled to the following:”

7. By inserting the following new Section 6.6 immediately after Subsection (v) of Section 6.5.3 of the Employment Agreement, with subsequent sections renumbered accordingly, to read in its entirety as follows:

“6.6 All payments provided for in this Section 6 to be made to Executive shall be made in one lump sum within thirty (30) calendar days of effective date of the waiver and release executed by Executive following his date of termination.”

8. By inserting the following new Section 6.8 immediately after Section 6.7 of the Employment Agreement:

“6.8 COMPLIANCE WITH SECTION 409A. Compensation and benefits payable under this Agreement, to the extent of payments made from the date of Executive’s termination through March 15th of the calendar year following such termination, are intended to be payable pursuant to the short-term deferral rule set forth in Section 1.409A-1(b)(4) of the treasury regulations. To the extent necessary to comply with the distribution requirements contained in Section 409A, including, without limitation, the requirement of Section 409A(a)(2)(B)(i), the payment to Executive shall be delayed until the first regular payroll date which occurs more than six (6) months after separation from service if Executive is a “specified employee” within the meaning of Section 409A at the time of such separation from service.”

Except as expressly provided in this Amendment, the terms of the Employment Agreement are unmodified and remain in full force and effect.

Unless otherwise defined herein, all capitalized terms shall have the meanings assigned to them in the Employment Agreement.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement as of the day and year first written above.

HOLLIS-EDEN PHARMACEUTICALS, INC.

By:	/s/ Robert W. Weber
Name:	Robert W. Weber
Title:	Chief Accounting Officer and Interim Chief Financial Officer

EXECUTIVE

/s/ Richard B. Hollis
Richard B. Hollis

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